Exhibit 99.1

Tecnoglass Reports Record Third Quarter 2021 Results

- Single-Family Residential Revenues Increased 213% Year-Over-Year, Representing 48% of U.S. Revenues -

- Total Revenues Up 26% Year-Over-Year to a Record $130.4 Million -

- Record Third Quarter Gross Margin of 39.6%, Up 80 Basis Points Year-Over-Year -

- Net Income of $20.9 Million, or $0.44 Per Diluted Share; Adjusted Net Income1 of $21.6 Million, or $0.45 Per Diluted Share -

- Adjusted EBITDA1 Up 36.1% Year-Over-Year to a Record $38.7 Million, or 29.7% of Total Revenues -

- Record Cash Flow From Operations of $32.6 Million -

- Backlog Expands to a Record $576 Million, Up 7.4% Year-Over-Year -

- Increases Full Year 2021 Growth Outlook to Adjusted EBITDA1 of $140 Million to $145 Million on Total Revenues of $485 Million to $495 Million -

BARRANQUILLA, Colombia – November 8, 2021 – Tecnoglass, Inc. (NASDAQ: TGLS) (“Tecnoglass” or the “Company”), a leading manufacturer of architectural glass, windows, and associated aluminum products serving the global residential and commercial end markets, today reported financial results for the third quarter ended September 30, 2021.

José Manuel Daes, Chief Executive Officer of Tecnoglass, commented, “I could not be more proud of our exceptional third quarter performance that marked our 4th consecutive quarter of year-over-year revenue growth and another period of record quarterly revenues and adjusted EBITDA. In addition, continued momentum in our U.S. single-family residential business combined with careful working capital management collectively helped generate our 7th straight quarter of robust cash flow, allowing us to pay down debt while further investing in automation capabilities and capacity enhancements to address expected growth. As a result of our vertically integrated platform and strategic geographic positioning, we continue to enjoy a healthy competitive advantage that has mostly insulated Tecnoglass thus far from widespread supply chain disruptions and inflationary pressures affecting our industry. Our structural advantages have allowed us to achieve additional share gains as new and existing customers value our shorter lead times, continuity of product availability and unrelenting commitment to exceptional service. We expect to continue executing our highly profitable growth strategy and generating cash flow to deliver additional value for our shareholders.”

Christian Daes, Chief Operating Officer of Tecnoglass, added, “Our proven track record of innovation, strategic footprint expansion, and returns-oriented investments in our operations have distinguished Tecnoglass as a dominant player in the architectural glass market with industry-leading margins. During the third quarter, we were pleased to begin invoicing best-in-class products from our new Multimax product line targeting production homebuilders as well as legacy and new dealers, which further augments our positioning in the U.S. single-family residential market. Additionally, we are encouraged to report a record backlog at quarter end which reflects an increasing number of commercial projects in our pipeline through 2022. As we move forward, we are very pleased with our project pipeline and are excited by the strong momentum in our single-family residential business where we continue to see an immense opportunity for growth and additional share gains. Our strong geographical positioning, innovative product portfolio, and unique vertically integrated model give us confidence in the trajectory of our business.”

Third Quarter 2021 Results

Total revenues for the third quarter of 2021 increased 26.2% to $130.4 million, compared to $103.3 million in the prior year quarter. U.S. revenues of $123.2 million, which represented 94.5% of total revenues, grew 28.8% compared to $95.7 million in the prior year quarter, driven by strong growth in single family residential activity and market share gains. Latam revenue, a majority of which is represented by long-term contracts priced in Colombian Pesos but indexed to the U.S. Dollar, decreased slightly to $7.2 million, compared to $7.6 million in the prior year quarter. Changes in foreign currency exchange rates had a negligible impact on Colombia and total revenues in the quarter.

Gross profit for the third quarter of 2021 grew 28.7% to $51.6 million, representing a 39.6% gross margin, compared to gross profit of $40.1 million, representing a 38.8% gross margin in the prior year quarter. The 80 basis point improvement in gross margin mainly reflected greater operating efficiencies and a higher mix of revenue from manufacturing versus installation activity as Tecnoglass increased its mix of single family residential products. Selling, general and administrative expense (“SG&A”) was $21.5 million compared to $19.9 million in the prior year quarter, primarily attributable to higher variable expenses related to ground and marine transportation as well as commission expenses. As a percent of total revenues, SG&A improved to 16.5% compared to 19.3% in the prior year quarter, primarily due to higher sales and better operating leverage on personnel, professional fees and other fixed expenses.

Net income was $20.9 million, or $0.44 per diluted share, in the third quarter of 2021 compared to net income of $8.3 million, or $0.18 per diluted share in the prior year quarter, including an after-tax non-cash foreign exchange transaction gain of $0.2 million in the third quarter of 2021 and a $3.1 million loss in the third quarter of 2020. As previously disclosed, these non-cash gains and losses are related to the accounting re-measurement of U.S. Dollar denominated assets and liabilities against the Colombian Peso as functional currency.

Adjusted net income1 was $21.6 million, or $0.45 per diluted share, in the third quarter of 2021 compared to adjusted net income of $12.7 million, or $0.28 per diluted share in the prior year quarter. Adjusted net income1, as reconciled in the table below, excludes the impact of non-cash foreign exchange transaction gains or losses and other non-core items, along with the tax impact of adjustments at statutory rates, to better reflect core financial performance.

Adjusted EBITDA1, as reconciled in the table below, increased 36.1% to $38.7 million, or 29.7% of total revenues in the third quarter of 2021, compared to $28.5 million, or 27.5% of total revenues in the prior year quarter. The improvement was driven by higher sales, a stronger gross margin and operating leverage on SG&A. Adjusted EBITDA1 in the third quarter 2021 included $0.8 million in contribution from the Company’s joint venture with Saint-Gobain, compared to $0.7 million in the prior year quarter.

Dividend

The Company declared a quarterly cash dividend of $0.0275 per share for the third quarter of 2021, which was paid on October 29, 2021 to shareholders of record as of the close of business on September 30, 2021.

Balance Sheet & Liquidity

The Company ended the third quarter of 2021 with total liquidity of approximately $150 million, including cash and cash equivalents of $86.5 million and availability under its committed revolving credit facilities of $65 million. Cash provided by operating activities of $32.6 million improved by $6.4 million compared to the prior year quarter, attributable to higher profitability as well as more efficient inventory and working capital management. Given the Company’s continued growth in adjusted EBITDA1 and strong cash generation, debt leverage continues to trend lower and now stands at 0.9 times LTM net debt to adjusted EBITDA1, compared to 1.9 times in the prior year quarter. Given its strong cashflow generation, the Company voluntarily prepaid $30 million under its Syndicated Term Loan facility during the quarter.

Full Year 2021 Outlook

Santiago Giraldo, Chief Financial Officer of Tecnoglass, stated, “Based on our strong third quarter performance and expectations for a favorable growth environment across our end markets through year-end, we are increasing our full year 2021 growth outlook for revenues and adjusted EBITDA1. We now expect 2021 revenues to grow to a range of $485 million to $495 million. We now anticipate full year adjusted EBITDA1 to increase to a range of $140 million to $145 million, implying year-over-year growth of approximately 46% at the midpoint. We continue to expect that robust demand for our products and services in the U.S. will be the primary driver of these anticipated record full year 2021 results.”

Webcast and Conference Call

Management will host a webcast and conference call on Monday, November 8, 2021 at 10:00 a.m. Eastern time (10:00 a.m. Bogota, Colombia time) to review the Company’s results. The conference call will be broadcast live over the Internet. Additionally, a slide presentation will accompany the conference call. To listen to the call and view the slides, please visit the Investor Relations section of Tecnoglass’ website at www.tecnoglass.com. Please go to the website at least 15 minutes early to register, download and install any necessary audio software. Due to potential extended wait times to access the conference call via dial-in, the Company encourages use of the webcast. For those unable to access the webcast, the conference call will be accessible by dialing 1-877-705-6003 (domestic) or 1-201-493-6725 (international). Upon dialing in, please request to join the Tecnoglass Third Quarter 2021 Earnings Conference Call.

If you are unable to listen live, a replay of the webcast will be archived on the website. You may also access the conference call playback by dialing (844) 512-2921 (Domestic) or (412) 317-6671 (International) and entering passcode: 13724329.

About Tecnoglass

Tecnoglass Inc. is a leading producer of architectural glass, windows, and associated aluminum products serving the multi-family, single-family and commercial end markets. Tecnoglass is the second largest glass fabricator serving the U.S. and the #1 architectural glass transformation company in Latin America. Located in Barranquilla, Colombia, the Company’s 2.7 million square foot, vertically-integrated and state-of-the-art manufacturing complex provides efficient access to over 1,000 global customers, with the U.S. accounting for more than 90% of revenues. Tecnoglass’ tailored, high-end products are found on some of the world’s most distinctive properties, including One Thousand Museum (Miami), Paramount (Miami), Salesforce Tower (San Francisco), Via 57 West (NY), Hub50House (Boston), Aeropuerto Internacional El Dorado (Bogotá), One Plaza (Medellín), Pabellon de Cristal (Barranquilla). For more information, please visit www.tecnoglass.com or view our corporate video at https://vimeo.com/134429998.

Forward Looking Statements

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding future financial performance, future growth and future acquisitions. These statements are based on Tecnoglass’ current expectations or beliefs and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive and/or regulatory factors, and other risks and uncertainties affecting the operation of Tecnoglass’ business. These risks, uncertainties and contingencies are indicated from time to time in Tecnoglass’ filings with the Securities and Exchange Commission. The information set forth herein should be read in light of such risks. Further, investors should keep in mind that Tecnoglass’ financial results in any particular period may not be indicative of future results. Tecnoglass is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events and changes in assumptions or otherwise, except as required by law.

1 Adjusted net income (loss) and Adjusted EBITDA in both periods are reconciled in the table below.

Investor Relations:

Santiago Giraldo

CFO

305-503-9062

investorrelations@tecnoglass.com

Tecnoglass Inc. and Subsidiaries

Consolidated Balance Sheets

(In thousands, except share and per share data)

(Unaudited)

	September 30,	December 31,
	2021	2020
ASSETS
Current assets:
Cash and cash equivalents	$86,520	$66,899
Investments	2,038	2,387
Trade accounts receivable, net	100,039	88,368
Due from related parties	8,397	8,574
Inventories	80,142	80,742
Contract assets – current portion	21,927	26,288
Other current assets	18,308	13,545
Total current assets	$317,371	$286,803
Long-term assets:
Property, plant and equipment, net	$156,864	$152,266
Deferred income taxes	2,225	268
Contract assets – non-current	10,742	10,228
Due from related parties - long term	-	484
Long-term trade accounts receivable	4,387	2,985
Intangible assets	3,842	5,112
Goodwill	23,561	23,561
Long-term investments	50,705	47,535
Other long-term assets	4,545	2,783
Total long-term assets	256,871	245,222
Total assets	$574,242	$532,025
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short-term debt and current portion of long-term debt	$13,047	$1,764
Trade accounts payable and accrued expenses	74,176	42,178
Accrued interest expense	3	7,175
Due to related parties	2,903	4,750
Dividends payable	1,353	1,352
Contract liability – current portion	34,507	24,694
Other current liabilities	20,985	9,630
Total current liabilities	$146,974	$91,543
Long-term liabilities:
Deferred income taxes	$158	$3,170
Long-term liabilities from related parties	662	645
Contract liability – non-current	605	977
Long-term debt	189,340	222,722
Total long-term liabilities	190,765	227,514
Total liabilities	$337,739	$319,057
SHAREHOLDERS’ EQUITY
Preferred shares, $0.0001 par value, 1,000,000 shares authorized, 0 shares issued and outstanding at September 30, 2021 and December 31, 2020, respectively	$-	$-
Ordinary shares, $0.0001 par value, 100,000,000 shares authorized, 47,674,773 and 47,674,773 shares issued and outstanding at September 30, 2021 and December 31, 2020, respectively	5	5
Legal Reserves	2,273	2,273
Additional paid-in capital	219,290	219,290
Retained earnings	78,711	34,326
Accumulated other comprehensive (loss)	(64,513)	(43,512)
Shareholders’ equity attributable to controlling interest	235,766	212,382
Shareholders’ equity attributable to non-controlling interest	737	586
Total shareholders’ equity	236,503	212,968
Total liabilities and shareholders’ equity	$574,242	$532,025

Tecnoglass Inc. and Subsidiaries

Consolidated Statements of Operations and Comprehensive Income

(In thousands, except share and per share data)

(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2021	2020	2021	2020
Operating revenues:
External customers	$129,738	$102,980	$360,133	$270,676
Related parties	672	329	2,871	1,873
Total operating revenues	130,410	103,309	363,004	272,549
Cost of sales	78,765	63,188	217,589	170,205
Gross profit	51,645	40,121	145,415	102,344
Operating expenses:
Selling expense	(13,310)	(10,534)	(36,421)	(29,163)
General and administrative expense	(8,181)	(9,381)	(25,050)	(24,601)
Total operating expenses	(21,491)	(19,915)	(61,471)	(53,764)
Operating income	30,154	20,206	83,944	48,580
Non-operating income (expenses), net	139	(138)	58	(232)
Equity method income	1,291	695	3,170	789
Foreign currency transactions gains (loss)	188	(3,066)	333	(22,223)
Gain (loss) on debt extinguishment	175	-	(10,803)	-
Interest expense and deferred cost of financing	(2,156)	(6,147)	(8,120)	(17,236)
Income before taxes	29,791	11,550	68,582	9,678
Income tax (provision)	(8,848)	(3,279)	(20,112)	(4,021)
Net income	$20,943	$8,271	$48,470	$5,657
(Loss) Income attributable to non-controlling interest	(24)	52	(151)	97
Income attributable to parent	$20,919	$8,323	$48,319	$5,754
Comprehensive income:
Net income	$20,943	$8,271	$48,470	$5,657
Foreign currency translation adjustments	(4,023)	(4,024)	(20,843)	(18,945)
Change in fair value derivative contracts	-	506	(159)	(941)
Total comprehensive income	$16,920	$4,753	$27,468	$(14,229)
Comprehensive income attributable to non-controlling interest	(24)	52	(151)	97
Total comprehensive income (loss) attributable to parent	$16,896	$4,805	$27,317	$(14,132)
Basic income per share	$0.44	$0.18	$1.02	$0.12
Diluted income per share	$0.44	$0.18	$1.02	$0.12
Basic weighted average common shares outstanding	47,674,773	46,117,631	47,674,773	46,117,631
Diluted weighted average common shares outstanding	47,674,773	46,117,631	47,674,773	46,117,631

Tecnoglass Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Nine months ended September 30,
	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$48,470	$5,657
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Allowance for bad debts	1,056	1,035
Depreciation and amortization	15,605	15,421
Deferred income taxes	398	(7,612)
Equity method income	(3,170)	(789)
Deferred cost of financing	994	1,306
Other non-cash adjustments	(25)	158
Loss on debt extinguishment	2,333	-
Unrealized currency translation losses	4,582	24,197
Changes in operating assets and liabilities:
Trade accounts receivables	(16,961)	6,353
Inventories	(8,761)	(5,127)
Prepaid expenses	(2,004)	(686)
Other assets	(10,210)	12,455
Trade accounts payable and accrued expenses	41,337	(14,612)
Accrued interest expense	(7,172)	(4,678)
Taxes payable	11,915	(569)
Labor liabilities	1,056	5
Contract assets and liabilities	15,583	18,851
Related parties	(1,604)	(341)
CASH PROVIDED BY OPERATING ACTIVITIES	$93,422	$51,024

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sale of investments	177	470
Purchase of investments	(63)	(189)
Acquisition of property and equipment	(32,064)	(13,732)
CASH USED IN INVESTING ACTIVITIES	$(31,950)	$(13,451)

CASH FLOWS FROM FINANCING ACTIVITIES
Cash dividend	(3,932)	(2,533)
Loss on debt extinguishment - call premium	(8,610)	-
Deferred financing transaction costs	(91)	-
Proceeds from debt	221,135	17,747
Repayments of debt	(247,024)	(30,453)
CASH USED IN FINANCING ACTIVITIES	$(38,522)	$(15,239)

Effect of exchange rate changes on cash and cash equivalents	$(3,329)	$(765)

NET INCREASE IN CASH	19,621	21,569
CASH - Beginning of period	66,899	47,862
CASH - End of period	$86,520	$69,431

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the period for:
Interest	$14,124	$18,650
Income Tax	$9,302	$8,318

NON-CASH INVESTING AND FINANCING ACTIVITES:
Assets acquired under credit or debt	$1,641	$919

Revenues by Region

(Amounts in thousands)

(Unaudited)

	Three months ended			Nine months ended
	September 30,			September 30,
	2021	2020	% Change	2021	2020	% Change
Revenues by Region
United States	123.237	95.680	28.8%	333.923	253.626	31.7%
Colombia	5.234	5.650	(7.4)%	21.065	13.942	51.1%
Other Countries	1.939	1.979	(2.0)%	8.016	4.981	61.0%
Total Revenues by Region	130.410	103.309	26.2%	363.004	272.549	33.2%

Reconciliation of Non-GAAP Performance Measures to GAAP Performance Measures

(In thousands)

(Unaudited)

The Company believes that total revenues with foreign currency held neutral non-GAAP performance measures, which management uses in managing and evaluating the Company’s business, may provide users of the Company’s financial information with additional meaningful bases for comparing the Company’s current results and results in a prior period, as these measures reflect factors that are unique to one period relative to the comparable period. However, these non-GAAP performance measures should be viewed in addition to, and not as an alternative for, the Company’s reported results under accounting principles generally accepted in the United States.

	Three months ended
	September 30,
	2021	2020	% Change

Total Revenues with Foreign Currency Held Neutral	$130.571	$103.312	26.4%
Impact of changes in foreign currency	(160)	-	(0.2)%
Total Revenues, as Reported	$130.410	$103.312	26.2%

Currency impacts on total revenues for the current quarter have been derived by translating current quarter revenues at the prevailing average foreign currency rates during the prior year quarter, as applicable.

Reconciliation of Adjusted EBITDA and Adjusted net (loss) income to net (loss) income

(In thousands, except share and per share data)

(Unaudited)

Adjusted EBITDA and adjusted net (loss) income are not measures of financial performance under generally accepted accounting principles (“GAAP”). Management believes Adjusted EBITDA and adjusted net (loss) income, in addition to operating profit, net (loss) income and other GAAP measures, is useful to investors to evaluate the Company’s results because it excludes certain items that are not directly related to the Company’s core operating performance. Investors should recognize that Adjusted EBITDA and adjusted net (loss) income might not be comparable to similarly-titled measures of other companies. These measures should be considered in addition to, and not as a substitute for or superior to, any measure of performance prepared in accordance with GAAP.

Reconciliations of the non-GAAP measures used in this press release are included in the tables attached to this press release, to the extent available without unreasonable effort. Because GAAP financial measures on a forward-looking basis are not accessible, and reconciling information is not available without unreasonable effort, we have not provided reconciliations for forward-looking non-GAAP measures.

A reconciliation of Adjusted net (loss) income and Adjusted EBITDA to the most directly comparable GAAP measure in accordance with SEC Regulation G follows, with amounts in thousands:

	Three months ended		Nine months ended
	Sep 30,		Sep 30,
	2021	2020	2021	2020

Net (loss) income	20.943	8.271	48.470	5.657
Less: Income (loss) attributable to non-controlling interest	(24)	52	(151)	97
(Loss) Income attributable to parent	20.919	8.323	48.319	5.754
Foreign currency transactions losses (gains)	(188)	3.066	(333)	22.223
Gain on change in fair value of earnout shares liabilities	-	-	-	-
Gain on change in fair value of warrant liability	-	-	-	-
Deferred cost of financing
Non Recurring expenses (extinguishment of debt, bond issuance costs, provision for bad debt, acquisition related costs and other)	1.266	2.356	3.522	5.131
Extinguishment of debt - Call Option Premium	-	-	8.610	-
Extinguishment of debt - Deferred Costs	(175)	-	2.193	-
Joint Venture VA (Saint Gobain) adjustments	8	389	155	1.408
Change in FV of Hedging Derivatives	4	612	(178)	1.970
Tax impact of adjustments at statutory rate	(275)	(2.055)	(4.191)	(9.808)
Adjusted net (loss) income	21.560	12.691	58.097	26.678

Basic income (loss) per share	0,44	0,18	1,02	0,12
Diluted income (loss) per share	0,44	0,18	1,02	0,12

Diluted Adjusted net income (loss) per share	0,45	0,28	1,22	0,58

Diluted Weighted Average Common Shares Outstanding in thousands	47.675	46.118	47.675	46.118
Basic weighted average common shares outstanding in thousands	47.675	46.118	47.675	46.118
Diluted weighted average common shares outstanding in thousands	47.675	46.118	47.675	46.118

	Three months ended		Nine months ended
	Sep 30,		Sep 30,
	2021	2020	2021	2020

Net (loss) income	20.943	8.271	48.470	5.657
Less: Income (loss) attributable to non-controlling interest	(24)	52	(151)	97
(Loss) Income attributable to parent	20.919	8.323	48.319	5.754
Interest expense and deferred cost of financing	2.156	6.147	8.120	17.236
Income tax (benefit) provision	8.848	3.279	20.112	4.021
Depreciation & amortization	5.098	5.214	15.605	15.420
Foreign currency transactions losses (gains)	(188)	3.066	(333)	22.223
Non Recurring expenses (extinguishment of debt, bond issuance costs, provision for bad debt, acquisition related costs and other)	1.266	1.073	3.267	2.900
Extinguishment of debt - Call Option Premium	-	-	8.610	-
Extinguishment of debt - Deferred Costs	(175)	-	2.193	-
Joint Venture VA (Saint Gobain) EBITDA adjustments	813	742	2.154	2.610
Change in FV of Hedging Derivatives	4	612	(178)	1.970
Adjusted EBITDA	38.741	28.456	107.869	72.134